EXHIBIT 5.1

May 12, 1997



Tracor, Inc.
6500 Tracor Lane
Austin, Texas   78725

Dear Sirs:

I have represented Tracor, Inc., a Delaware corporation (the "Company"), in connection with the registration with the Securities and Exchange Commission under the Securities Act of 1993, of the shares of common stock, $.01 par value, of the Company (the "Common Stock") to be issued by the Company from time to time upon the exercise of stock options pursuant to the Company's Amended and Restated 1995 Stock Plan for Employees of Tracor, Inc. and Subsidiaries (the "Plan").

In this connection, I have examined originals, or copies certified or otherwise identified to my satisfaction of such documents, of corporate and other records, certificates, and other papers as I deemed it necessary to examine for the purpose of this opinion, including the Registration Statement of the Company for the registration of the Common Stock to be issued pursuant to the Plan on Form S-8 under the Securities Act of 1933 (the "Registration Statement").

Based upon such examination, it is my opinion that the shares of Common Stock registered under the Registration Statement will, when issued pursuant to the Plan, be legally issued, fully paid, and non-assessable.

I consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent I do not thereby admit that I am within the category of persons whose consent is required under '7 of the Securities Act of 1933 as amended or the rules and regulations thereunder.

Very truly yours,



    /s/ Russell E. Painton
   -----------------------
    Russell E. Painton
    Vice President and
     General Counsel